Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Colt Defense’s subsidiaries as of December 31, 2013 are listed below. Colt Finance Corp. does not have any subsidiaries.

SUBSIDIARIES

	Percent Owned Directly or Indirectly	State or Country of Organization or Incorporation
Colt Canada Corporation	100%	Canada
Colt Finance Corp.	100%	Delaware
New Colt Holding Corp.	100%	Delaware
Colt’s Manufacturing Company LLC	100%	Delaware
Colt Defense Technical Services LLC	100%	Delaware
Colt International Coöperatief U.A.	100%	Netherlands